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                                                                    EXHIBIT 99.2

                          SANDERSON FARMS, INCORPORATED

                           MODERATOR: JOE F. SANDERSON
                                DECEMBER 7, 2004
                                   10:00 AM CT

Operator:             Please standby, we're about to begin.

                      Good day everyone and welcome to the Sanderson Farms Incorporated conference call. Today's call is being recorded.

                      At this time for opening remarks and introductions, I would like to turn the call over to the Chairman President and Chief Executive Officer, Mr. Joe Sanderson. Please go ahead sir.

Joe F. Sanderson:     Thank you. Good morning and thank you for joining us
                      today. I would like to welcome you to Sanderson Farms
                      Fourth Quarter and Year End conference call with shareholders, analysts and investors. With me on the call today is Mike Cockrell, Chief Financial Officer, and
                      Lampkin Butts, President and Chief Operating Officer of
                      Sanderson Farms.

                      The purpose of this call is to review financial results and operating trends reflected in the fourth fiscal quarter in the year ended October 31, 2004. We issued a news release this morning announcing net earnings of $5.1 million or 25 cents per fully diluted share for our fourth fiscal quarter of 2004. During the fourth quarter of fiscal 2003 we earned $20.5 million or a $1.04 per

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                      diluted share.

                      For the year ended October 31, 2004, we reported net income of $91.4 million or $4.57 per diluted share, which included $177,000 for recoveries under certain vitamin lawsuits. For fiscal 2003 we reported net income of $54.1 million or $2.75 per diluted share, which included $7.6 million or 38 cents per diluted share for vitamin recoveries.

                      Each of you should have received a copy of the release and accompanying financial summary. I'll begin the call with some brief comments about general market conditions and the company's operations. I will then turn the call over to Mike for a more detailed account of the financial results. Before we make any further comments I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:        Thank you Joe. Good morning and happy holidays to
                      everyone.

                      Before we begin the call this morning I need to caution you that the call will contain forward-looking statements about the business, financial condition and prospects of the company. All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Security and Litigation Reform Act of 1995 and are based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                      The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in Item 7 of our most recent report on Form 10K, and in management's discussion and analysis of financial conditions, and results of operation found in Item 2 of Part 1 of the company's quarterly report on Form 10Q filed with the SEC in connection

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                      with our third fiscal quarter ended July 31, 2004. Our
                      annual report on Form 10K for the year ended October 31, 2004, will be filed with the Securities and Exchange Commission before the end of this month.

Joe F. Sanderson:     Thank you Mike. While the overall chicken market softened
                      substantially during our fourth fiscal quarter when compared to the first three quarters of the year, our financial and operating results for the fourth quarter continued to reflect solid operating performance for Sanderson Farms and completed another record year for your company.

                      Our fourth quarter net earnings of 25 cents per fully diluted share compares to a $1.04 for the same quarter last year. The quarter contributed to annual earnings from operations of $4.57 per share, a record year for the company. Our earnings were achieved on net sales of a $1.052 billion, another record.

                      I am very proud of the people of Sanderson Farms who contributed to this very successful year. Everyone associated with Sanderson Farms, our board, managers, our employees and our contract producers, worked tirelessly over the past decade to execute a growth plan to triple the size of this company. These same people ought to be congratulated for a performance during 2004 that once again saw the company operating at the top of our industry, and more importantly, contributing to results that continued to create value for our shareholders.

                      While market prices for poultry products were higher during our fourth quarter when compared to our fourth quarter last year, they've dropped significantly during the quarter from the highs we experienced during our third quarter. The average Georgia dock price during our fourth quarter was 13% higher than last year's fourth quarter and was 15% higher for our 2004 fiscal year when compared to last year. Bulk leg quarter prices increased 7.2% for the quarter compared to last year's fourth quarter and increased 41% for

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                      the year. Boneless breast meat prices during our fourth
                      quarter were higher by 1/10 of 1% when compared to the fourth quarter a year ago and were 22% higher for the year. Finally, wing prices during our fourth fiscal quarter averaged a $1.03 per pound, up 50.6% from the average of 68 cents during last year's fourth quarter.

                      All this said, our average sales price for poultry products during fiscal 2004 was over 9 cents per pound above last year, increasing 17.3 % for the year ended October 31, 2004, when compared to the year ended October 31, 2003. These higher prices more than offset higher grain costs we experienced during the second half of our fiscal year, and our bottom line operating performance for the year improved on the strength of our operating performance, our sales mix and volume increases.

                      While cash market prices for corn and soy bean meal dropped during our fourth fiscal quarter, the company's costs of these commodities increased when compared to our cost during our last year's fourth quarter. For corn this increase was 16.4% and for soybean meal was 74.2%.

                      Current corn and soybean meal prices are down substantially compared to a year ago, and we expect these lower prices to continue for the foreseeable future. Based on current pricing and the prices we have been able to lock in for fiscal 2005, we expect feed grain costs for the company during fiscal 2005 to be lower by between $60 and $65 million when compared to fiscal 2004.

                      We're obviously pleased that our operating performance has continued to improve. Our plant cost during fiscal 2004 continued to be among the lowest in the industry. And our live grow-out performed exceptionally well during fiscal 2004. Just as we did at the beginning of 2004, we met with our managers two weeks ago to identify opportunities in our plants, in the field and in sales that we will work to capture during fiscal 2005, and we expect

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                      our overall operating performance to continue to improve.

                      Our sales program carried the momentum established during the second half of fiscal 2003 into 2004, and we will work hard to build on that momentum in 2005. We were very pleased with the acceptance of our fresh chicken advertising program we kicked off in all of our markets beginning in January 2004, and we will continue and expand that program with new ads and in new markets during fiscal 2005. This program will cost approximately $16 million during fiscal 2005 compared with $14 million during 2004.

                      Looking ahead we remain confident that we will continue to improve both our operating performance and sales execution. As I mentioned, we have identified sales and operating opportunities in all areas, that if realized, will allow us to solidify our position at the top of our industry. As we have previously reported, the construction of our new poultry complex in South Georgia remains on schedule to begin operations during the fourth fiscal quarter of 2005.

                      While grain prices continue to move lower, and we have been able to lock in a material portion of our fiscal 2005 needs at favorable levels, the chicken market is a little more difficult to predict. It is encouraging to note that the Georgia dock price currently stands at 74 cents per pound versus 69 cents a year ago. Boneless breast meat has moved from its high of $2.57 per pound to a more seasonally normalized price in the low $1.30s. While wing prices remain strong, we expect a more typical market for wings as we move into 2005. Leg quarter prices remain strong and the USDA is predicting higher exports during 2005, which should provide support for dark meat prices and to some extent the market for all chicken.

                      As many of you know exports were erratic during 2004 in response to various outbreaks of avian influenza during the year. Some of our export customers

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                      closed their borders to United States poultry products
                      during the year. The longest lasting of these closures was the Chinese market. China has now resumed trade and last week Russia lifted its ban on Texas poultry that had been imposed following an outbreak of AI in that state.

                      Exports over the last two months have been strong and the USDA's prediction of stronger export during 2005 appears well-founded. The USDA is also predicting a modest increase in chicken production during 2005, which is supported by leading indicators such as egg sets and pullet placements. The consensus appears to be for a 2 to 3% increase in production for calendar 2005 compared to 2004.

                      As I stated at the beginning of the call, fiscal 2004 was a record year for Sanderson Farms. I'm proud of the company and of what it has done for our shareholders. Those of you who know us and have followed us for some time know, however, that it is not in our nature to stand still. We will work during 2005 to realize more efficiency, capture new customers and markets, successfully bring the new Georgia complex on line and seek additional ways to create value for our owners who have demonstrated confidence in us.

                      At this point I would like to turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell:        Thank you Joe. And as Joe said, we continue to be pleased
                      with our financial performance during the fourth quarter.

                      Net sales for the quarter totaled $259.2 million and that's up from $254.7 million for the same quarter during fiscal 2003. This improvement reflects the higher market prices described by Joe and an increase in the pounds of poultry product sold by 4.6%, which resulted primarily from increased live weights compared to the fourth quarter of fiscal 2003.

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                      The 25 cents per share earned during the quarter compares
                      to $1.04 earned in last year's fourth quarter and resulted in annual earnings of $4.57 per share compared to $2.75 per share during last year.

                      For the fiscal year net sales, as Joe said, totaled $1.052 billion for a 21% increase over the $872.2 million for fiscal 2003. Cost of sales for the year increased 13.6% compared to a year ago and totaled $842.3 million. While the average sales price for poultry products during fiscal 2004 was up 17.3% compared to a year ago, our average cost per pound in the poultry business increased 8.3% compared to last year.

                      Our cost of sales for the three months ended October 31, 2004, as compared to the same three months during fiscal 2003, increased 13.2%. This is primarily a result of an increase in the cost of corn and soybean meal for this year compared to the same quarter a year ago. As Joe already mentioned, corn and soybean meal costs were up for this company 16.4% and 74.2% respectively for the quarter ended October 31, 2004.

                      SG&A expenses for fiscal 2004 were up $19 million compared to fiscal 2003. This increase was primarily due to the cost of the company's advertising program and increased contributions to our ESOP. I am pleased to report that the company met both its earnings per share target and most of our operational goals necessary for our employees to earn significant bonuses for fiscal 2004. Also our board of directors voted in October to contribute a record amount of $7 million to our ESOP, which benefits all employees at Sanderson Farms. This contribution was made during October and is reflected in our 2004 results.

                      The company's operating income for the year increased from $90.5 million to $150.2 million. This operating margin reflects continued strong operating

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                      performance in our chicken business, which offset the
                      reduced profitability of our prepared foods division. Our operating margin of 14.3% compares to an operating margin of 10.4% a year ago and continues to be among the top in our industry.

                      At the end of our fiscal year our balance sheet reflected stockholders' equity of $279.3 million and net working capital of $150.6 million. The current ratio was 3.3 to 1. Our total debt at year end was $15.3 million and our debt to total capitalization ratio was 5% at October 31, 2004. Our net debt was less than zero. For the year we reduced our long term debt by over $10.7 million. We spent $27.5 million on capital improvements, and we paid $10 million in a special dividend.

                      In light of our strong cash flow during fiscal 2004 our board of directors declared a special dividend of 50 cents per share that was paid in October. And they also increased our regular quarterly dividend rate from 8 cents per share to 10 cents per share going forward.

                      For fiscal 2004 interest expense was $1.6 million, a 36% decrease from the $2.5 million we paid in interest during fiscal 2003 and reflects our lower outstanding debt.

                      During fiscal 2004 we spent approximately $27.5 million on planned capital projects. We expect to have capital expenditures for fiscal 2005 that will be approximately $125 million and will be funded by cash on hand, internally generated working capital and cash flows from operations. If needed, the company has a $100 million revolving credit facility available to it.

                      The $125 million capital budget includes approximately $7.2 million in operating leases, $13 million to begin construction of a new general office building and $88.3 million on the new Georgia facility. Without these items

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                      our maintenance budget for fiscal 2005 is $16.5 million.
                      Our depreciation and amortization during fiscal 2004 totaled $26.3 million, and we expect about $26.5 million during fiscal 2005.

                      As Joe already discussed, we expect to experience lower cost for feed grains during fiscal 2005 compared to 2004, and we have also identified costs savings and sales opportunities in all phases of our business. That completes our prepared remarks, and we will now open up the call for our question and answer period.

Operator:             Thank you. The question and answer session will be
                      conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit 1 on your touch tone telephone. If you are using a speaker phone, please make sure your reflection is turned off to let your signals reach our equipment.

                      Once again, if you do have a question, please press star 1 now.

                      We'll take our first question from (Patrick Stouwet), Priority Capital.

(Patrick Stouwet):    Good morning guys and congrats on a heck of a year.

Mike Cockrell:        Thank you.

(Patrick Stouwet):    I was hoping to get through a couple of things with you if
                      I can. First, on the grain. Can you tell us what percentage of total cost feed represented in the fourth quarter in the fiscal year? I guess it's just been so volatile that kind of rule of thumb is hard to track.

Mike Cockrell:        (Patrick), we don't have that available. (Patrick), it
                      will be in our 10K that we file at the end of the year.
                      It's going to be in the mid-40% range.

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(Patrick Stouwet):    Okay, all right, that's great. And with the $60 to $65
                      million in savings looking forward into '05. Am I thinking about that correctly? And I could just look at cost of sales in '04 and take $65 million bucks off of that? Or is it more of a comparison to the run rate of the fourth quarter?

Mike Cockrell:        It's not compared to the year.

Joe F. Sanderson:     No, no, it's compared to the year without any other
                      variances such as energy cost or increased volume. You could do that.

(Patrick Stouwet):    Okay. And in arriving at that number, can you give us a
                      little more detail as to where you guys are currently on your feed supply?

Joe F. Sanderson:     Well we - as you know, we booked in May and June our grain through October, our fiscal year end. So we began November
                      1 with new grain coming into our feed mills. And we have been, you know, we have a purchasing program with certain targets on various contracts in meal and corn. And we've purchased the material portion of our fiscal 2004, basis and flat price on both items - 2005, I'm sorry.

(Patrick Stouwet):    Okay so, you know, you prepurchased through the first two
                      quarters or is that a good way to look at it? Fair way?

Joe F. Sanderson:     No. We purchased the material portion of our meal and corn deep into our fiscal year.

(Patrick Stouwet):    Okay, okay. So, enough to have clarity and make an
                      estimate on cost savings I guess.

Joe F. Sanderson:     Yes.

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(Patrick Stouwet):    Okay. Well I guess the feed benefit is fairly clear. I
                      guess the moving target then is chicken prices in '05.

Joe F. Sanderson:     I think you're right.

(Patrick Stouwet):    I guess we all kind of see the same supply indicators and
                      have all seen the improvement in the exports. Can you give us a little color, you know, at least you guys' thoughts on chicken prices as we're, you know, were currently in this low feed price environment and also in terms of kind of industry capacity. You know, you guys are expanding. Do you see anybody else doing that?

Joe F. Sanderson:     Well greater placement numbers, for whatever they
                      represent, whether they're exactly perfect each month or you have to look at two and three and six months together, and I do.

(Patrick Stouwet):    Right.

Joe F. Sanderson:     I think you're looking at the first six months of the
                      year, calendar year. You're looking at a greater flock increase of 1 to 2%, which would indicate 1 to 2% more head probably and maybe some increase in pounds as well -- heavier live weight.

(Patrick Stouwet):    Sure, sure.

Joe F. Sanderson:     So I'm comfortable kind of looking at a supply of, for the first six months anyway, of 2 to 3%. Probably 3%. And I think some of that will be offset by some better exports during the first six months than we had the first six months of last year. Past that the picture is a little fuzzier, and I hesitate to comment past that. But we'll need to look at some two, three or four months of breeder placements to see what that's going to look like for the second half of

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                      the year.

(Patrick Stouwet):    Right.

Joe F. Sanderson:     And I think right now with what we know we're expecting
                      some improvement in export. Along - USDA is and I would too.

(Patrick Stouwet):    Right. I guess, you know, you're all thinking - I've heard you say you've always heard that cheap grain equals cheap meat. And, you know, I guess just looking forward would you be surprised if you saw those breeder numbers starting to get bigger in this grain environment?

Joe F. Sanderson:     I would not be surprised but I will also note, just a
                      footnote, that in the last two years there have been five poultry plants that have been closed and another scheduled to close in Maryland. So I do think they're - I don't know what the number is but I do think there is some constraint on hatcheries, maybe feed mills and processing plants, of right now for any rapid year-over-year expansion in the industry.

(Patrick Stouwet):    Well that's very positive for you guys. One more if I can
                      and then I'll turn it over. It's been interesting kind of tracking the different portions and seeing them move in different directions and it, you know, it seems like, and it would make sense, that you guys' top line must closely track the skinless, boneless breast. I guess, given the big boning plants you have. Is that safe to kind of assume going forward? I mean that's the key piece for you guys?

Joe F. Sanderson:     It's a significant piece and it is because that market has bigger movements in it.

(Patrick Stouwet):    Yeah, that was kind of my question, is why is that portion so much more volatile than anything? Or it seems to be.

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Joe F. Sanderson:     There's just a market price range of that from a $1.20 to
                      $2.60 basically, is what you have. And leg quarters typically trade in a maybe a dime range and the Georgia dock is normally in a dime range. Wings may be in a 40 cent range. But boneless breasts we've seen in the last six months from basically $1.20 to a $2.60 and that's just market.

(Patrick Stouwet):    Is it because there's more supply of that portion? I mean, you know, you guys kind of, I guess, made up a strategic shift to focus on the big bird -- deboning it. Is there maybe more supply of that portion as apposed to whole bird? I mean the Georgia dock price stays so constant. Or is that just kind of a market dynamic that always has been and always will be?

Joe F. Sanderson:     It's market dynamic.

(Patrick Stouwet):    All right. Well thanks for you time and good luck in '05.

Joe F. Sanderson:     Thank you much.

Mike Cockrell:        Thank you (Patrick).

Operator:             We'll go next to Christine McCracken at Midwest Research.

Christine McCracken:  Morning.

Joe F. Sanderson:     Good morning.

Christine McCracken:  Just looking at the outlook here, a lot of it depends on exports I think in terms of ongoing demand strength. I'm wondering, you know, we saw a big impact on exports this year relative to AI. I'm wondering, do you anticipate no recurrence of avian influenza this year? Or is it tough to say? It seems like

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                      with AI in the wild bird, kind of flock, it seems like we
                      might see another occurrence. And has there been any change relative to our customer base in those export markets? Maybe changing their views on how we control that. It might help. Maybe not shut down those markets in this year.

Joe F. Sanderson:     Christine, I think it would not be prudent to assume that
                      there could not or would not be an avian influenza outbreak or identification. More likely low pathogenic rather than high path. We do think the USDA has moved aggressively as much as they can to monitor these live bird markets and track birds. But that is not possible to do that totally.

                      I also think that the USDA is aggressively pursuing a distinction with our trading partners between low path and high path. And I think maybe some of that would be reflected such as instead of shutting down the whole US export market, addressing it on a state by state basis. But I would just factor that in as a possibility and see what happens when it comes up. You've got to wait 30/40 days to see how the trading partners are going to react. But it is a material factor in creating a model for the industry in 2005.

Christine McCracken:  Fair enough. Looking again, I guess backing up to the prior question on boneless prices -- breast meat prices being so weak -- you know, is it your expectation that they stabilize given the production trends here over the next couple of months? And maybe get a little better as we head into your next fiscal year?

Joe F. Sanderson:     You know, I think they will. I do. I think supplies -
                      chick placements are indicating that we're going to have 4 to 5% more meat compared to a year ago through December.
                      After December it looks like we're looking at 1%, 2% more meat. So I would think that with the economy as it is that we would look for some improvement in that market maybe beginning second half January or in January and February.
                      And I would, you know, we think we're probably not

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                      going to see the peaks in 2005 we saw in 2004. But we
                      think we're going to see - got more of a normal seasonal pattern like we've seen in the past.

Christine McCracken:  Right, fair enough. And then just in terms of your feed costs, you know, it takes awhile to feed a chicken. Is it possible that the feed in the bird today is still on kind of that hedge feed that you...

Joe F. Sanderson:     Yes, yes.

Christine McCracken:  You may not see the full benefit of the cost in the first quarter.

Joe F. Sanderson:     Right. Probably we won't. The birds - we fed birds in
                      October that we process in November and December with that high price feed. And when you see a movement - but you won't realize the full benefit of that probably until January and not fully for a quarter until the second quarter.

Christine McCracken:  And in terms of these contracts that you've locked in for meal and corn. For this next fiscal year, could you give us some indication, I mean, did you lock them in really early? Or did you wait kind of for these prices to come down? Just on a relative basis. I mean I don't...

Joe F. Sanderson:     We locked them in at what we think are really attractive
                      prices for our shareholders. So we didn't jump at the first down. We have a program. And in a typical program you have a step-down target. And so you would buy over time, not all of it at one time.

Christine McCracken:  Good. And then just on the new plant. Is it your expectation that you'll have relatively limited volumes coming out of that in the fourth quarter? And really should be fiscal '06 before you see the volumes really pick up?

Joe F. Sanderson:     Yes, I don't think, you know, we're going to wait. Right
                      now we're still on

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                      schedule for the fourth quarter. We don't know what the
                      weather is going to be over the next 60 to 90 days and that could push back. And even if it doesn't push back, we'll take six weeks with limited numbers of head going into that plant to train employees. So, we'll have minimal effect on volume from Georgia in 2005.

Mike Cockrell:        Christine, this is Mike. As we get closer to that fourth
                      quarter in our next couple of calls, we'll try to quantify that for you as best we can as we get closer and get the schedule. As Joe said, as we get closer to the date we can get you some numbers on that.

Joe F. Sanderson:     And there will be some costs associated with Georgia with
                      training and the salaried personal, and we'll quantify that on later conference calls.

Christine McCracken:  In terms of the costs relative to construction on that plant. I would assume you take that out of your current cash holdings. As you work those down I expect interest to fall over, interest income to fall over the balance of the year. Could you give us some indication as to when you expect those expenses to hit?

Mike Cockrell:        Yeah, we've already started paying some capital
                      expenditures in Georgia and we'll continue to pay, as we said, about $88 million for fiscal 2005. And most of - well no they'll be fairly evenly dispersed through the year Christine. As you said, we'll work down our existing cash on hand but the interest that we're earning on that is certainly not material.

Christine McCracken:  Great. Good enough, thanks.

Joe F. Sanderson:     Thank you.

Operator:             We'll move next to John Rosenberg at Geneve Capital Group.

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John Rosenberg:       Yeah, good morning. Two questions. One question regarding
                      the grain and then something else. Not to belabor your grain purchasing which you've talked about a great deal. I just want to kind of clarify one more thing. You guys have said in the past that your grain purchasing is fairly opportunistic. Sometimes you buy spot, sometimes you buy Forbes. If I'm correct on that, and please correct me if I'm wrong.

Joe F. Sanderson:     That's correct.

John Rosenberg:       Do you get any feeling - one question out of that would
                      be, is the Georgia facility at all going to influence your grain buying methods or practices?

Joe F. Sanderson:     No.

John Rosenberg:       No, not at all. So it will continue to be on an
                      opportunistic basis?

Joe F. Sanderson:     Yes.

John Rosenberg:       Okay. My next question is regarding potential. Have you
                      guys contemplated a stock repurchase perhaps? Perhaps the next fiscal year is not the best time for it given your capital expenditures for Georgia. But in the past you guys have generated a great deal of cash. You've returned it to shareholders in various means through increased dividends and, of course, the special dividend. Have you ever thought about starting a repurchase program or authorizing that?

Mike Cockrell:        Well our - this is Mike. The board of directors currently
                      have authorized the officers to buy up to 1.2 million shares from time to time in the open market as shares are offered to us -- under the applicable rules of the SEC that we have to repurchase shares under. And we are currently authorized to do that. And as you mentioned we have other opportunities for our cash right now, but

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                      we also have a very strong balance sheet and if we see an
                      opportunity, we have the authority to do it.

Joe F. Sanderson:     In the past we repurchased -- I can't tell you the exact
                      time period, but we purchased back in and retired
                      1,700,000 shares.

Mike Cockrell:        Over the last two years.

Joe F. Sanderson:     Over the last two years.

Mike Cockrell:        But that program is still authorized by the board and we
                      can. And as I mentioned there in our prepared remarks, the ESOP, which as everyone knows is primarily invested in Sanderson Farms stock, currently has a substantial amount of cash available to it as well.

John Rosenberg:       I see, thank you. I just want to be clear on one point
                      though. You said in the open market if people offer you shares. I'm a little confused on that.

Mike Cockrell:        We do not have a program and are not allowed to go out and ask people to accumulate shares for us and bring them to us. The company - this buyback program operates under the rules. And if somebody calls and offers us a block we'll evaluate that. But we don't go out and ask people to accumulate shares for us.

John Rosenberg:       Or you don't buy them in the open market regardless of...

Mike Cockrell:        We will buy them in the open market if somebody calls and
                      makes an offer to sell them to us.

John Rosenberg:       Okay. All right. Well thank you very much.

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                                                   SANDERSON FARMS, INCORPORATED
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Joe F. Sanderson:     Thank you.

Operator:             And again as a reminder if you have a question, press star
                      1 now.

                      We'll go next to (Matt Sorovich) at (Scovia) Capital.

(Matt Sorovich):      Hi, congratulations on another great year.

Mike Cockrell:        Thank you.

(Matt Sorovich):      I apologize. I'm fairly new to the names so I'm going to
                      ask some very simple questions. But in terms of guidance, I guess I can understand that you wouldn't give guidance for next year given the unpredictability of chicken prices that's been alluded to in other questions. But if I could just walk through some theoretical math it might be helpful to me and maybe there are a couple others.

                      Given the feed guidance -- if you can call it guidance -- of $60 to $65 million less cost next year, if I look at current chicken prices, you know, relative to last year it seems like the revenue decline that you could experience without the new plant coming on is something like a $125 million of less revenue given the same volume. So that with the feed cost decline you actually still could make over $2 a share next year even if chicken prices don't rebound.

                      If you could, you know, just address those numbers or talk about, you know, where chicken prices are now? And if they stayed here what it would look like for your revenue line? That would be great.

Joe F. Sanderson:     Mike do you want to try that.

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Mike Cockrell:        Well you're right that our decision not to issue guidance
                      at this time was primarily driven because of the lack of vision going forward. Or visibility rather, not vision. Visibility of where the chicken markets are going to be. We've run numerous scenarios using pricing that - using market expectations that we have gotten from various so called experts, from our own sales people. And under those scenarios the range of profitability for the company obviously is significant.

                      You know, it's significant from one scenario to the next and there are estimates out there that we have run using reasonable market expectations to reach those numbers. But we just don't have visibility yet. But I guess - I'm not sure if that answered your question or not. You mentioned we could make $2.00 a share.

(Matt Sorovich):      It seems like you could, I mean even if chicken prices
                      just stayed where they are.

Mike Cockrell:        Right, yeah...

(Matt Sorovich):      (Unintelligible) at two dollars a share.

Mike Cockrell:        Right, Joe reported that we're going to save between $60
                      and $65 million on grain. That's two dollars a share net right there in cost savings that we will experience. So we could clearly at $4.57 a share, this year we can give back
                      $2 a share in the chicken market and make the same thing we made this year. As Joe said, we don't expect that. We don't expect a peek pricing next year. But we're just not prepared right now to quantify that below but except for on the cost side right now.

(Matt Sorovich):      Couldn't you just look at current prices and just make
                      that very basic assumption and walk us through the math of what that would be like?

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Mike Cockrell:        The problem with that is right now currently you've got
                      boneless breast meat in the low dollar 30s. If we made a model at a $1.30 and 28 cent boneless...

Joe F. Sanderson:     Leg quarters.

Mike Cockrell:        ...or 28 cent leg quarters and a $1.10 wings and a 74%
                      Georgia dock, I think it would be a little bit disingenuous for us to run that model when we know that's not what the market is going to be for fiscal 2005. We clearly expect, as Joe said, boneless breast meat to average above $1.30 where it is now. Leg quarters, maybe we expect to be stable as Joe said, the variation there is going to be plus or minus 2 or 3 cents around 28 cents a pound. The Georgia dock right now, going into the holidays, typically will move up there in the summer. And running a model based on today's numbers just really, that just wouldn't - that to us is not necessarily a reasonable scenario.

(Matt Sorovich):      Okay, because you feel confident that prices are going to
                      rebound.

Mike Cockrell:        Yeah.

Joe F. Sanderson:     Well we expect boneless breast meat prices to rebound. But you would also if you - in my remarks I said that wings were going to follow a more normal pattern this year we think. And that means you wouldn't run wings at a $1 - what are they now? A $1.04 or something? A $1.00. You wouldn't run any model wings - we wouldn't - at a $1.00 for the year. You'd take and, you know, at $1.00, a $1.05, $1.10 maybe through the first quarter. And then they would come back to normal levels by the summer which is closer to 60 to 70 cents a pound. Last year they were a $1.20, and they were a $1.20 in the summer time till July.

                      But you wouldn't - I think it - I wouldn't, if I were making a model I don't

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                      think I'd use, you know, $1.00 wings for the year. I
                      wouldn't use a $1.30 for boneless. I don't think I'd use 74 cents for the Georgia dock for the year. And we believe that last year, 2004, was a peak spike year that happens from time to time in our industry when a lot of the stars line up. We think it's an unusual occurrence. And we would think 2005 would be a more typical year.

(Matt Sorovich):      And a more typical year -- just based on the numbers that
                      I've looked at -- seems like prices overall, and I'm looking at all parts of the chicken, combined to maybe to be 20% off of these levels. and I guess the point I was just trying to make, if it even - if it comes back to normal levels of say 20% below 2004 levels, that you still
                      - you ought to be able to make something like $2 a share given the lower feed prices.

Joe F. Sanderson:     Well I hadn't done the math, but you're suggesting with
                      20% or 19% of last year. But I would think with a normal year you would certainly think $2 a share was doable.

(Matt Sorovich):      Right. Okay. I appreciate it.

Joe F. Sanderson:     Thank you.

(Matt Sorovich):      Thank you.

Operator:             Over next to (Jeff Burchell) at (Poor).

(Jeff Burchell):      Hi, actually my question - I had similar questions about
                      some of the math and the guidance (unintelligible) plan. I guess I would wonder if as we move further into the fiscal year, will you guys be providing some sort of guidance with respect to the top line. Because that is the wild swing factor that causes so much trouble in trying to figure out the pluses and minuses.

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                                                   SANDERSON FARMS, INCORPORATED
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Joe F. Sanderson:     We will obey with it as we go forward. As the year becomes more visible certainly it would be more - it would be reasonable for us to do that, yes. But we're just - we're going to wait and get into the year and see how the markets act and then make a call on that.

(Jeff Burchell):      Okay, because we appreciate the - we, you know, we
                      appreciate the...

Joe F. Sanderson:     We understand the difficulty, and what you all are faced
                      with is the same thing we are. And as I mentioned, we've run many different models assuming various scenarios. And depending on what day it is and who you're talking to they all appear reasonable. So, you know, you could say, "Well if this happens this is reasonable." And as Christine mentioned, you know, what one factor out there is what's the export market going to do? And that depends in part on whether you have AI. And if you have AI, is it high path or low path. If it's low path, which countries embargo which states? And that will have a material impact on the market and how do you guess that? And that's one reason why we'd like to get into the year a little bit and see how the markets react before we step off and do that.

(Jeff Burchell):      All right, well fair enough. Well one thing on the new
                      facility you're building. If you had to sort of pin it down to a percentage of capacity, could you just help me understand how big this is relative to what you produce now?

Mike Cockrell:        When it's at full capacity, which it will be here in
                      sometime during the first half of 2006, it will represent a 22 or 23% increase in production capacity for the company. But I hasten to note that that won't be until it's at full double shifted capacity. And that won't happen until probably the second quarter of 2006.

Joe F. Sanderson:     Third quarter 2006.

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                                                   SANDERSON FARMS, INCORPORATED
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Mike Cockrell:        Excuse me, third quarter 2006.

(Jeff Burchell):      Okay, and then I guess we're on macro industry
                      perspective. There's some capacity reference being taken out. What with - is this facility so small it doesn't matter on the, you know, on the national scene? Or does it matter in terms of, you know, supply and demand.

Mike Cockrell:        It's less than one percent.

(Jeff Burchell):      Okay, well that's great. Thanks a lot.

Joe F. Sanderson:     Thank you.

Operator:             We'll move next to (Margaret Johnson), ACI Capital.

(Margaret Johnson):   Hi, I'm also new to this story. I just had a quick
                      question. In terms of I guess overall volume of pounds of boneless meat, I guess per year, how much are you guys producing?

Mike Cockrell:        Boneless breast meat?

(Margaret Johnson):   Yeah.

Mike Cockrell:        Little over, that's bulk, doesn't include any of the
                      tri-factors.

Joe F. Sanderson:     More at 4.5 million a week.

(Margaret Johnson):   Four and a half million a week?

Joe F. Sanderson:     Wait a minute.

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                                                   SANDERSON FARMS, INCORPORATED
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Mike Cockrell:        Let me just distinguish one thing for you. If you're
                      trying to identify for purposes of a model, how many pounds are sold on the spot market using the (unintelligible) boneless breast meat quote. We had some conversation about this on our last call. That amount is 3 million pounds a week.

(Margaret Johnson):   Okay. And what about just in terms of, you know, wings or
                      quarters?

Joe F. Sanderson:     That number is closer to 3.5 to 4.

(Margaret Johnson):   Okay.

Joe F. Sanderson:     On the - if you're doing a sensitivity deal then the
                      balance of the 4.5 million are sold in upgraded form for further processing.

(Margaret Johnson):   Okay. In terms of, I guess, what is your overall
                      production per year?

Mike Cockrell:        One point five billion pounds.

(Margaret Johnson):   Okay. Thank you.

Mike Cockrell:        Thank you.

Operator:             And our next question comes from (Collin Savage).

(Collin Savage):      Hi, congratulations on a great year.

Mike Cockrell:        Thank you.

(Collin Savage):      I was curious about the decision in financing the new
                      plant and the thought process you all went through in terms of using the cash, taking on debt, etc.

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                                                   SANDERSON FARMS, INCORPORATED
                                                                         Page 26

Joe F. Sanderson:     I'm sorry, what's the question?

(Collin Savage):      The question was really in financing the Georgia plant and if there's any consideration taking on debt and using the cash for other purposes? Or the process in using the cash you built up last year for that plant?

Joe F. Sanderson:     No. We had the cash and we didn't see another use for it.
                      And we didn't give any consideration to taking on debt.

(Collin Savage):      And one other question. I was curious to hear a bit more
                      about the new corporate offices you're constructing. You mentioned $13 million.

Mike Cockrell:        Yeah, that's correct.

Joe F. Sanderson:     Yes.

(Collin Savage):      And these are in Laurel? I wonder if you can you give me
                      any sense of what that project involves? I think I have a sense of what the Georgia facility involves.

Joe F. Sanderson:     It's no - it's a 90,000 square foot, two story office
                      building that will have our computers and all of our general office folks with some room to grow.

Mike Cockrell:        And yes, it will be Laurel, Mississippi.

Joe F. Sanderson:     Yes.

(Collin Savage):      Right. All right. Well thanks very much.

Joe F. Sanderson:     Thank you.

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                                                   SANDERSON FARMS, INCORPORATED
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Operator:             And gentleman there are no further questions at this time.
                      I'll turn the conference back over to you.

Joe F. Sanderson:     Thank you for spending time with us this morning. We're
                      pleased with the opportunities before us, and we look forward to continued progress in fiscal 2005. On behalf of everyone at Sanderson Farms we wish you all a very happy holiday season and a happy prosperous and peaceful new year. Thank you for joining us.

Operator:             And that concludes today's conference. Again thank you for your participation.

                                       END